FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1 Name and Address of Company

Gammon Lake Resources Inc.
1601 Lower Water Street, Summit Place
Suite 402
Halifax, Nova Scotia, B3J 3P6

Item 2 Date of Material Change

November 7, 2006

Item 3 News Release

The press release attached as Schedule A was released over Canada NewsWire on November 7, 2006

Item 4 Summary of Material Change

The material change is described in the press release attached as Schedule "A".

Item 5 Full Description of Material Change

The material change is described in the press release attached as Schedule "A".

Item 6 Reliance of subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7 Omitted Information

Not applicable.

Item 8 Executive Officer

Bradley H. Langille
Chief Executive Officer
Gammon Lake Resources Inc.
Tel: 902-468-0614

Item 9 Date of Report

November 7, 2006

Gammon Lake Resources Inc.
1601 Lower Water Street, Suite 402, Summit Place, PO Box 2067, Halifax, NS B3J 2Z1
Tel: 902-468-0614, Fax: 902-468-0631, Website: www.gammonlake.com
TSX: GAM / AMEX: GRS / BSX: GL7

PRESS RELEASE

Halifax, November 7, 2006

Gammon Lake Produces 15,295 Gold Equivalent Ounces in October

Combined Production in October from Ocampo and El Cubo Amounts to 9,789 Ounces of Gold and 277,960 Ounces of Silver

Gammon Lake Resources Inc. ("Gammon Lake") (TSX:GAM and AMEX:GRS) is pleased to announce a 63% increase in monthly production for October. Combined production from Gammon Lake's Ocampo Gold-Silver Mine in Chihuahua, Mexico and El Cubo Mine in Guanajuato, Mexico amounted to 9,789 ounces of gold and 277,960 ounces of silver in the month of October, representing the highest monthly production Gammon Lake has realized to date.

The following table summarizes the combined realized production during the month of October from Gammon Lake's Ocampo and El Cubo Mines as the Company continues to ramp up to full production.

October 2006 Gold-Silver Production
	Ocampo	El Cubo	Combined
Gold (oz.)	6,410	3,379	9,789
Silver (oz.)	170,070	107,890	277,960
Gold Equivalent(1) (oz.)	9,787	5,508	15,295

(1) Gold equivalent values are based on actual gold and silver prices realized upon sale and the sale of dore bars which are recorded at the time of shipping to the third-party refinery. Revenue from the sale of dore may be subject to adjustment upon final settlement of estimated metal prices, weights and assays.

Mine commissioning remains on schedule to achieve the Company's goal of attaining a production run rate of 400,000 gold equivalent ounces (235,600 ounces of gold and 10.5-million ounces of silver) per annum by the end of the 2006 calendar year from the Ocampo and El Cubo Mines.

About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration and mining Company with properties in Mexico. The Company's flagship Ocampo Project is now in pre commercial production and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. Gammon Lake has also recently acquired the El Cubo Mine, as a result of the recent business combination with Mexgold Resources Inc. The Company remains 100% unhedged and fully financed to achieve full production at Ocampo and El Cubo. Gammon Lake is on schedule to achieve an annual production rate of 400,000 gold equivalent ounces (235,600 ounces of gold and 10.5 million ounces of silver) by the end of the 2006 calendar year, at a cash cost of below US $200 per gold equivalent ounce.

Gammon Lake Resources Inc.
1601 Lower Water Street, Suite 402, Summit Place, PO Box 2067, Halifax, NS B3J 2Z1
Tel: 902-468-0614, Fax: 902-468-0631, Website: www.gammonlake.com
TSX: GAM / AMEX: GRS / BSX: GL7

PRESS RELEASE

The qualified person responsible for all technical data reported in this news release is John C. Thornton, Chief Operating Officer. For further information please visit the Gammon Lake website at www.gammonlake.com or contact:

Bradley H. Langille	Jodi Eye
Chief Executive Officer	Investor Relations
Gammon Lake Resources Inc.	Gammon Lake Resources Inc.
902-468-0614	902-468-0614

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives of Gammon Lake Resources, are forward-looking statements (or forward-looking information) that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake's expectations include, among others, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake's Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission. Although Gammon Lake has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.

There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Gammon Lake does not undertake to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

###